Exhibit 99.2

Bio-Path Holdings Announces $8.0 Million Registered Direct Offering Priced At-the-Market

HOUSTON— November 21, 2019 – Bio-Path Holdings, Inc., (Nasdaq:BPTH), a biotechnology company leveraging its proprietary DNAbilize® antisense RNAi nanoparticle technology to develop a portfolio of targeted nucleic acid cancer drugs, today announced that it has entered into definitive agreements with several healthcare focused institutional investors for the issuance and sale in a registered direct offering of 808,080 shares of its common stock and warrants to purchase up to 606,060 shares of its common stock, at a combined purchase price of $9.90 per share and associated warrant, for aggregate gross proceeds of approximately $8.0 million.

H.C. Wainwright & Co. is acting as the exclusive placement agent for the offering.

The warrants will have an exercise price of $9.90 per share and exercise period commencing immediately upon issuance and a term of five years.

The offering is expected to close on or about November 25, 2019, subject to the satisfaction of customary closing conditions.

Bio-Path currently intends to use the net proceeds from the offering for working capital and general corporate purposes.

The securities described above are being offered and sold by Bio-Path pursuant to a “shelf” registration statement on Form S-3 (Registration No. 333-231537), including a base prospectus, previously filed with and declared effective by the Securities and Exchange Commission (SEC) on June 5, 2019. The offering of the securities will be made only by means of a prospectus supplement that forms a part of the registration statement. A final prospectus supplement and an accompanying base prospectus relating to the registered direct offering will be filed with the SEC and will be available on the SEC's website located at http://www.sec.gov. Electronic copies of the prospectus supplement and the accompanying base prospectus may also be obtained by contacting H.C. Wainwright & Co., LLC at 430 Park Avenue, 3rd Floor, New York, NY 10022, by phone at 646-975-6996 or e-mail at placements@hcwco.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

About Bio-Path Holdings, Inc.

Bio-Path is a biotechnology company developing DNAbilize®, a novel technology that has yielded a pipeline of RNAi nanoparticle drugs that can be administered with a simple intravenous transfusion. Bio-Path’s lead product candidate, prexigebersen (BP1001, targeting the Grb2 protein), is in a Phase 2 study for the treatment of blood cancers and is in the process of filing an IND for a Phase 1 clinical trial for solid tumors. The Company’s second product BP1002, which targets the Bcl-2 protein, will be evaluated for the treatment of lymphoma and solid tumors. In addition, an IND is expected to be filed for BP1003, a novel liposome-incorporated STAT3 antisense oligodeoxynucleotide developed by Bio-Path as a specific inhibitor of STAT3, in 2020.

For more information, please visit the Company's website at http://www.biopathholdings.com.

Forward-Looking Statements

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the federal securities laws. These statements are based on management's current expectations and accordingly are subject to uncertainty and changes in circumstances. Any express or implied statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Any statements that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including statements regarding the offering, the intended use of proceeds and the timing of the closing of the offering, Bio-Path’s ability to raise needed additional capital on a timely basis in order for it to continue its operations, Bio-Path's ability to have success in the clinical development of its technologies, the timing of enrollment and release of data in such clinical studies and the accuracy of such data, limited patient populations of early stage clinical studies and the possibility that results from later stage clinical trials with much larger patient populations may not be consistent with earlier stage clinical trials, the maintenance of intellectual property rights, that patents relating to existing for future patent applications will be issued or that any issued patents will provide meaningful protection of our drug candidates, risks relating to maintaining Bio-Path's listing on the Nasdaq Capital Market, market and other conditions and such other risks which are identified in Bio-Path's most recent Annual Report on Form 10- K, in any subsequent quarterly reports on Form 10-Q and in other reports that Bio-Path files with the Securities and Exchange Commission from time to time. These documents are available on request from Bio-Path Holdings or at www.sec.gov. Bio-Path disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact Information:

Investors

Will O’Connor

Stern Investor Relations

212-362-1200

will@sternir.com

Doug Morris

Investor Relations

Bio-Path Holdings, Inc.

832-742-1369